Exhibit 24.1

POWER OF ATTORNEY

KNOW ALL PERSONS BY THESE PRESENTS that each individual whose signature appears below constitutes and appoints Jay P. Madan as his or her true and lawful attorney-in-fact and agent with full power of substitution and resubstitution, for him or her and in his or her name, place, and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement, and to file the same, with all exhibits thereto, and all documents in connection therewith, making such changes in this Registration Statement as such person or persons so acting deems appropriate, with the Securities and Exchange Commission, granting unto said attorney-in-fact and agent full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorney-in-fact and agent, or his or her substitute, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Sandeep Laumas	Executive Chairman, Chief Executive Officer	May 17, 2019
Sandeep Laumas, M.D.	(Principal Executive Officer)

/s/ Jay P. Madan	Director, President, Chief Business Officer and Interim Principal Financial Officer	May 17, 2019
Jay P. Madan, M.S.	(Interim Principal Financial Officer and Interim Principal Accounting Officer)

/s/ Lorin K. Johnson	Director	May 17, 2019
Lorin K. Johnson, Ph.D.

/s/ Anthony E. Maida III	Director	May 17, 2019
Anthony E. Maida III, Ph.D., M.A., M.B.A.

/s/ Roy Proujansky	Director	May 17, 2019
Roy Proujansky, M.D.

/s/ Saira Ramasastry	Director	May 17, 2019
Saira Ramasastry, M.S., M.Phil.